Filed Pursuant to Rule 424(b)(3)
File No. 333-295472

COATUE INNOVATIVE STRATEGIES FUND

Class S Shares
Class D Shares
Class I Shares

Supplement dated July 8, 2026
to the Statement of Additional Information dated May 1, 2026, as revised

This supplement contains information that amends, supplements or modifies certain information contained in the Statement of Additional Information (“SAI”) of Coatue Innovative Strategies Fund (the “Fund”) dated May 1, 2026, as revised to date. This supplement is part of, and should be read in conjunction with, the SAI. The SAI has been filed with the U.S. Securities and Exchange Commission and is available free of charge at www.sec.gov or by calling 1-866-324-7348. Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

At a meeting held on June 29, 2026, the Board of Trustees of the Fund approved Heather Shaffer to serve as Chief Compliance Officer of the Fund effective June 29, 2026 (the “Effective Date”).

Accordingly, as of the Effective Date, the following replaces the table in the “Management of the Fund—Executive Officers” section of the SAI:

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
Philippe Laffont, Chief Executive Officer Birth Year: 1967	Since inception	Founder and Portfolio Manager of Coatue
Nathan Urquhart, President and Principal Executive Officer Birth Year: 1978	Since inception	President and Head of Investor Relations at Coatue (2022-present); Partner and Global Head of Investor Relations at Carlyle (2019-2022)
Eric Sacks, Chief Financial Officer Birth Year: 1977	Since inception	Chief Financial Officer and Co-Chief Operating Officer at Coatue (2024-present); Chief Financial Officer and Co-Chief Operating Officer at Davidson Kempner Capital Management (2016-2024)

Heather Shaffer, Chief Compliance Officer Birth Year: 1980	Since June 2026	Senior Regulatory Counsel at Coatue (2026-present); Staff Attorney in the Division of Enforcement of the U.S. Securities & Exchange Commission (2019-2026)
Claire Jen, Secretary Birth Year: 1987	Since inception	Deputy General Counsel at Coatue (2022-present); Assistant General Counsel at Rent the Runway (2018-2022)
*	The address of each officer is care of the Secretary of the Fund at 9 West 57th Street, 25th Floor, New York, NY 10019.

Please retain this supplement with your SAI for future reference.

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